Exhibit 99.1

Sow Good Inc. Announces $6.0 Million Private Placement, Strategic Asset Sale, and Leadership Transition to Support Continued Candy Operations and Future Growth

IRVING, Texas, January 6, 2026 (GLOBE NEWSWIRE) -- Sow Good Inc. (NASDAQ: SOWG) (“Sow Good” or the “Company”), a leading freeze-dried food and candy manufacturer, today announced the completion of a series of strategic transactions designed to strengthen its liquidity position, transition the business to a more asset-light operating model, and provide flexibility as the Company continues operating its candy business while evaluating growth opportunities and broader strategic alternatives.

$6.0 Million Private Placement

On December 31, 2025, Sow Good entered into a securities purchase agreement for a $6.0 million private placement with investor David Lazar. The financing will be completed in two tranches of $3.0 million each through the issuance of Series AA and Series AAA Convertible Non-Redeemable Preferred Stock.

The first $3.0 million closing was completed on December 31, 2025. The second $3.0 million closing is expected to occur following receipt of required stockholder approvals and prior to March 31, 2026.

Net proceeds from the private placement are expected to be used to fund ongoing operations, address outstanding liabilities, and preserve the Company’s ability to operate as a going concern while it pursues strategic initiatives.

“Completing this financing provides Sow Good with critical runway and stability,” said David Lazar, Chief Executive Officer and Chair of the Board of Sow Good. “Our immediate focus is to continue serving customers and partners, stabilize the business, and evaluate opportunities to grow within the candy and snack category. At the same time, we will be disciplined and thoughtful as we explore additional strategic alternatives that can unlock long-term value for stockholders.”

Strategic Asset Sale and Distribution Agreement

Sow Good also completed the sale of a significant portion of the assets related to the Company’s freeze-dried snacks and candy business to Trea Grove, LLC for total consideration of $1.5 million, payable in installments through March 31, 2026. The transaction includes the transfer of selected intellectual property, real property improvements, and other related assets, along with the assumption of specified liabilities.

Following the asset sale, the Company entered into a distribution agreement appointing Trea Grove, LLC as the exclusive distributor of certain Sow Good products, including fruits, snacks, and candy, through July 31, 2026, unless extended. Under the agreement, the distributor will manage

Exhibit 99.1

customer communications, logistics, fulfillment, billing, and collections, and will remit 10% of gross receipts from product sales to the Company.

These transactions do not represent a liquidation or cessation of operations. Sow Good will continue selling and distributing its candy products in the ordinary course of business.

“This transition allows Sow Good to remain active in the candy market while significantly reducing fixed operating costs,” said Claudia Goldfarb, Board member and Chief Operating Officer of Sow Good. “We believe this structure positions the Company to continue serving its customers, through a third-party distribution arrangement, pursue growth opportunities within the candy industry, and thoughtfully assess additional strategic paths that may enhance value.”

Board and Management Updates

In connection with the transactions:

•
David Lazar was appointed Chief Executive Officer and Chair of the Board.
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Claudia Goldfarb stepped down as Chief Executive Officer and remains with the Company as Chief Operating Officer and a member of the Board.
•
David Lazar and David Natan were elected to the Board of Directors.
•
Joe Mueller and Chris Ludeman resigned from the Board in connection with the transactions.
•
Ira Goldfarb resigned as Executive Chairman and Chair of the Board.

Strategic Path Forward

Following the completion of these transactions, Sow Good will continue operating its candy business while evaluating growth opportunities within the candy and snack industry. The Company will also assess other strategic alternatives, including potential partnerships, acquisitions, or additional corporate transactions, with the goal of strengthening its financial position and creating long-term stockholder value.

About Sow Good Inc.

Sow Good Inc. (NASDAQ: SOWG) is a U.S.-based leader in freeze-dried snacks and candies, driven by a commitment to quality, innovation, and excellence. The company’s proprietary freeze-drying technology and vertically integrated manufacturing platform power some of the most exciting products in the better-for-you and indulgent snack categories—all proudly made in Texas.

Forward-Looking Statements

This press release contains forward-looking statements. Statements other than statements of historical facts contained in this press release may be forward-looking statements that involve

Exhibit 99.1

substantial risks and uncertainties. Any statements in this press release about the Company’s future expectations, plans and prospects, including but not limited to statements about the Company’s expectations with respect to the occurrence of the First Closing and Second Closing, the potential officer and director appointments, the potential receipt of Stockholder Approvals, the Company’s ability to identify and consummate a strategic alternative transaction on the timeline anticipated or at all and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “likely,” “will,” “would,” “could,” “should,” “continue,” and similar expressions constitute forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: whether the conditions for the Second Closing of the Private Placement will be satisfied, including the failure to obtain Stockholder Approvals; uncertainties as to the timing of the consummation of First Closing and the Second Closing; the Company’s ability to maintain its listing on The Nasdaq Capital Market; and other important factors, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K, most recently filed Quarterly Report on Form 10-Q and other filings the Company makes with the SEC. These forward-looking statements represent the Company’s views as of the date of this press release and should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof. The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Sow Good Contact:

David Lazar

Chief Executive Officer and Chairman of the Board

david@activistinvestingllc.com

Sow Good Media Inquiries:

Sow Good, Inc.

1-214-623-6055

pr@sowginc.com